Exhibit 99

ICT GROUP MEDIA CONTACT:	ICT GROUP INVESTOR CONTACT:
BERNS COMMUNICATIONS GROUP, LLC	MBS VALUE PARTNERS, LLC
Michael McMullan	Betsy Brod/Lynn Morgen
212-994-4660	212-750-5800

ICT GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2007 RESULTS

NEWTOWN, PA, FEBRUARY 27, 2008 – ICT GROUP, INC. (NASDAQ:ICTG), today reported results for the fourth quarter and year ended December 31, 2007.

Fourth Quarter 2007 Results:

Revenue for the fourth quarter was $112.5 million compared to $117.2 million for the fourth quarter of 2006. The net loss for the 2007 fourth quarter was $3.0 million, or $0.19 per diluted share, which included restructuring charges of $3.0 million and other charges of $1.0 million. Other charges included amounts to settle a client claim, previously disclosed in the Company’s quarterly report for the 2007 third quarter, the writeoff of M&A advisory costs, and additional exit costs. Excluding the impact of these items, ICT GROUP would have reported net income of $922,000 or $0.06 per diluted share for the quarter. For the fourth quarter of 2006, the Company reported net income of $5.1 million, or $0.32 per diluted share.

Domestic revenue of $73.2 million in the fourth quarter of 2007 declined 18% from the comparable year-ago period primarily as a result of the shift of U.S. production to lower priced, offshore facilities and a reduction in telesales call volumes for certain financial services clients. In the fourth quarter of 2007, 58% of domestic call volume was handled offshore compared to 52% in the third quarter of 2007 and 41% in the fourth quarter of 2006. International revenue of $39.3 million was up 43% from fourth quarter 2006 levels, which reflected increased customer demand and stronger foreign currencies.

Services revenue totaled $84.3 million, 2% below last year’s fourth quarter level and accounted for 75% of total revenue for the 2007 fourth quarter. Included in Services, revenue from the Company’s higher-margin Marketing, Technology and BPO services totaled $14.5 million, up 29% on a year-over-year basis and accounted for 13% of total revenue for the quarter. Sales revenue declined 8% to $28.2 million and represented 25% of fourth quarter 2007 total revenue. Both Sales and Services revenue were negatively impacted by the shift to lower-priced, offshore facilities.

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ICT GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2007 RESULTS (CONT.)

“As anticipated, the accelerated expansion of ICT GROUP’s offshore capacity and restructuring charges to close or downsize under-utilized locations negatively affected fourth quarter 2007 revenue and earnings performance,” noted John J. Brennan, Chairman and Chief Executive Officer. “Consistent with the expectations contained in the Company’s third quarter 2007 earnings release, adjusted fourth quarter 2007 diluted earnings per share were similar to prior quarter levels, and revenue was comparable on a sequential basis.”

“Importantly,” Mr. Brennan added, “we made significant progress in the three areas outlined in our third quarter 2007 earnings release, namely:

•	The accelerated transition of U.S. programs to more cost-effective, offshore locations was largely completed by year end;

•	International revenue increased and accounted for 35% of total revenue in the fourth quarter of 2007;

•	Value-added services revenue grew at a double-digit rate and continued to gain traction with customers.”

“As noted during our third quarter earnings call, we saw a decline in credit card related programs from certain of our domestic financial services clients in the fourth quarter, which will be partially offset by new programs from financial services clients who are outsourcing increased volumes of collections, customer service and BPO applications. We expect to begin implementing these new programs beginning in the second quarter of 2008. In addition, we are experiencing strong demand from existing and new domestic and international telecommunications clients who are increasingly outsourcing many of their sales- and service-based programs. As a result, we expect that revenue from financial services clients will decline slightly as a percent of total Company revenue in 2008, but will be offset by the share of Company revenue represented by clients in the telecommunications sector,” Mr. Brennan said.

Outlook:

“The pipeline for new business remains strong for our service offerings across our targeted verticals in the domestic and international markets we serve. We secured another $40 million of new business wins in the fourth quarter of 2007, comparable in value to the wins we secured in the third quarter. Approximately 60% of the value of the fourth quarter wins was from companies in the financial

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ICT GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2007 RESULTS (CONT.)

services sector, with most of the balance coming from companies in the telecommunications sector. ICT Group’s domestic and international onshore and offshore facilities will be used to implement these programs.”

For the first quarter of 2008, the Company expects revenue to be slightly below fourth quarter 2007 levels. As indicated during the Company’s third quarter earnings call, first quarter expenses will be higher than normal due to seasonal factors, as well as for training and other start-up costs associated with a large contract won in the third quarter and the completion of the accelerated ramp-up of ICT GROUP’s offshore facilities. Consequently, first quarter 2008 diluted earnings per share are expected to result in a loss of $0.03 to $0.07 per diluted share.

Beginning in the second quarter of 2008, the Company expects to see the benefits of the investments it made and the actions it took in 2007, as well as the substantial new business wins it captured in the third and fourth quarters. As a result, it expects to post sequential growth in both revenue and profitability throughout 2008. Based on current market conditions, full year 2008 revenue is expected to be between $465 million and $475 million and earnings per diluted share between $0.52 and $0.62.

Conference Call:

The Company will hold a conference call today, Wednesday, February 27, 2008, at 9:00 a.m. EST. Investors may access the call by visiting the ICT GROUP website at www.ictgroup.com. If you are unable to participate during the live webcast, a replay of the call will be available on the website through March 5, 2008.

ICT GROUP, headquartered in Newtown, Pa., is a leading global provider of customer management and business process outsourcing (BPO) solutions. The Company provides a comprehensive mix of customer care/retention, acquisition, up-selling/cross-selling, technical support, market research and database marketing as well as e-mail management, data entry/collections, claims processing and document management services, using its global network of onshore, near-shore and offshore operations. ICT GROUP also provides interactive voice response (IVR) and advanced speech recognition solutions as well as hosted Customer Relationship Management (CRM) technologies, available for use by clients at their own in-house facility or on a co-sourced basis in conjunction with the Company’s fully integrated contact center operations. To learn more about ICT GROUP, visit the Company’s website at www.ictgroup.com.

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ICT GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2007 RESULTS (CONT.)

Important Cautionary Information Regarding Forward-Looking Statements:

This press release contains certain forward-looking statements, such as expected revenue, expenses and earnings, and anticipated demand for ICT GROUP’s services. The forward-looking statements involve assumptions and are subject to substantial risks and uncertainties. Whenever possible, forward-looking statements are preceded by, followed by or include the words “believes,” “expects,” “anticipates” or similar expressions, which speak only as of the date the statement is made. ICT GROUP assumes no obligation to update any such forward-looking statements. For such statements, ICT GROUP claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual events or results of operations, cash flows and financial condition of ICT GROUP may differ materially from those discussed in the forward-looking statements as a result of various factors, including without limitation, those discussed in ICT GROUP’s annual report on Form 10-K for the year ended December 31, 2006, and other documents, such as reports on Form 8-K and reports on Form 10-Q filed by ICT GROUP with the Securities and Exchange Commission. Although ICT GROUP believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct and we undertake no obligation to update such expectations.

Important factors that could cause actual results to differ materially from ICT GROUP’s expectations, or that could materially and adversely affect ICT GROUP’s financial condition, may include, but are not limited to, the following, many of which are outside ICT GROUP’s control: customer demand for a client’s product, the client’s budgets and plans and other conditions affecting the client’s industry, interest and foreign currency exchange rates (including the effectiveness of strategies to manage fluctuations in these rates), an ICT GROUP client invoking cancellation or similar provisions of the client contract, demand for labor and the resulting impact on labor rates paid by ICT GROUP, unanticipated labor difficulties, unanticipated contract or technical difficulties, identifying and opening planned contact centers within timeframes necessary to meet client demands, reliance on strategic partners, industry and government regulation affecting ICT GROUP or its clients, reliance on telecommunications and computer technology, general and local economic conditions, competitive pressures in ICT GROUP’s industry, the cost to prosecute, defend or settle litigation by or against ICT GROUP, judgments, orders, rulings and other developments in or affecting litigation by or against ICT GROUP, ICT GROUP’s capital and financing needs, ICT GROUP’s ability to integrate acquired businesses, terrorist attacks, the impact of war and the use of financial instruments to hedge foreign exchange exposure. These factors, as well as others, such as conditions in the securities markets and actual or perceived results or developments affecting companies in our industry, could affect the trading price of our common stock.

(Tables Follow)

ICT Group, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
REVENUE	$112,506	$117,163	$453,621	$447,912

OPERATING EXPENSES:
Cost of services	71,369	73,492	287,267	273,618
Selling, general and administrative (including share-based compensation expense of $505 and $318 for the three months and $1,839 and $1,949 for the year)	41,420	38,803	164,701	155,435
Restructuring charges	3,018	—	7,664	—
Litigation costs	—	—	1,042	—

	115,807	112,295	460,674	429,053

Operating income (loss)	(3,301)	4,868	(7,053)	18,859
Interest (income) expense, net	(157)	(216)	(627)	160

Income (loss) before income taxes	(3,144)	5,084	(6,426)	18,699
Income taxes (benefit)	(193)	(18)	5,383	1,888

Net income (loss)	$(2,951)	$5,102	$(11,809)	$16,811

Diluted earnings (loss) per share	$(0.19)	$0.32	$(0.75)	$1.11

Shares used in computing diluted earnings (loss) per share	15,792	16,015	15,773	15,164

Reconciliation of Income Before Income Taxes to Adjusted Net Income to Eliminate

the Effect of Tax Charges and Charges Related to Restructuring, Litigation and Other Charges

(Unaudited)

Adjusted Results of Operations:
Income (loss) before income taxes	$(3,144)	$(6,426)
Addback:
Restructuring charges	3,018	7,664
Litigation costs	—	1,042
Client claim	398	398
Writeoff of M&A advisory costs	257	257
Other exit activities	344	344

Adjusted income before income taxes	873	3,279
Adjusted income taxes (benefit)	(49)	(113)

Adjusted net income	$922	$3,392

Adjusted earnings per share	$0.06	$0.21

Shares used in computing adjusted earnings per share	15,929	16,003

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ICT Group, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	December 31,
	2007	2006
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$30,244	$32,367
Accounts receivable, net	79,823	83,673
Other current assets	17,667	13,824

Total current assets	127,734	129,864

PROPERTY AND EQUIPMENT, net	70,658	61,667

OTHER ASSETS	26,092	24,135

	$224,484	$215,666

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and other current liabilities	$48,092	$50,341

Total current liabilities	48,092	50,341
LONG-TERM DEBT	—	—
OTHER LIABILITIES	9,205	4,180
TOTAL SHAREHOLDERS’ EQUITY	167,187	161,145

	$224,484	$215,666

WORKSTATIONS AT PERIOD END	13,710	12, 719

NEWS RELEASE

ICT GROUP, INC.

800-799-6880

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